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                                                                    EXHIBIT 99.1


            SIMULATIONS PLUS ACQUIRES ASSETS OF SAGE INFORMATICS LLC

  NEW PRODUCT LINE AND KEY EMPLOYEE EXPAND SOFTWARE OFFERINGS AND SCIENCE STAFF

         LANCASTER, CA, AUGUST 31, 2005 - Simulations Plus, Inc. (AMEX: SLP), today announced that it has acquired the assets of Sage Informatics LLC of Santa Fe, New Mexico, a chemistry software company providing research tools to the pharmaceutical and biotechnology industries. The president of Sage Informatics, David Miller, Ph.D., will join the Company's Life Sciences team as Senior Scientist and Product Manager for the ChemTK(TM) product line effective October 1, 2005. Financial details were not disclosed.

         Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: "We are excited to announce this strategic acquisition. Sage Informatics has created an outstanding line of products in its ChemTK(TM), ChemTK Lite(TM), and ChemTKX(TM) series (www.sageinformatics.com). These products provide valuable information and guidance to computational chemists and medicinal chemists in the early drug discovery process. The software programs and the technologies behind them will not only add complementary new products to our current offerings, but will also provide a technology base for expanding our offerings in the future."

         Ron Creeley, vice president of marketing and sales, commented: "This acquisition simultaneously broadens our product line with innovative new products and includes a number of new customers, both in the form of new companies as well as new departments within our existing customers. These new contacts are expected to provide us with further opportunities to introduce our products, especially ADMET Predictor(TM) and ADMET Modeler(TM)."

         David Miller, Ph.D., President of Sage Informatics LLC, added:
"Simulations Plus provides the ideal home for the ChemTK series of products, and I am looking forward to working with the very talented team there. I expect that with the additional support of the Simulations Plus marketing and sales and life sciences teams, the technologies we have developed in the ChemTK product line will see even greater success in the marketplace."

ABOUT SIMULATIONS PLUS, INC.
Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Words+ has been in business since 1981, and is known for developing the augmentative communication device used by world-famous theoretical astrophysicist Sir Stephen Hawking, Lucasian Professor of Mathematics at the University of Cambridge in England. Simulations Plus, Inc., is headquartered in Southern California and trades on the American Stock Exchange under the symbol "SLP." For more information, visit our Web site at www.simulations-plus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to market and support the ChemTK series of software products, the general economics of the pharmaceutical industry, the ability of the Company to attract and retain sufficient technical staff to sustain its R&D, sales, and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.